The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com



       Reader's Digest Association Agrees to Sell and Partially Lease Back

             Pleasantville Property to Greenfield-Summit Partnership

      PLEASANTVILLE, NY, November 22, 2004 - The Reader's Digest Association, Inc. (NYSE: RDA) today announced signing of an agreement to sell its property in Pleasantville to a venture of Greenfield Partners, LLC and Summit Development, LLC, both of South Norwalk, Conn. At the same time, RDA entered into a 20-year renewable lease at market rent with those parties for the portions of the property it intends to continue to use as its corporate headquarters.

      The property consists of 114 acres with 700,000 square feet of office space, about one third of which RDA will now lease.
The property is situated in Chappaqua, N.Y., a hamlet in the Town of New Castle, N.Y.

      Total consideration for these combined transactions is $59 million, with $49 million payable at closing scheduled for late December and the remaining $10 million deferred until the second anniversary of the transactions. Approximately $36 million of the proceeds are attributable to the partial sale-leaseback transaction, with the balance attributable to the sale of the surrounding property. In addition, the agreement provides for a contingent $1 million payment and an option for the purchaser to acquire from RDA some residences adjacent to the property for $3 million.

      The property has a book value of $30 million and a tax basis of $46 million. The gain will be recognized over the life of the 20-year term of the lease. RDA will use the proceeds to pay down debt.

      The company expects that the transaction will reduce costs by $10 million annually, comprising $6 million in operating costs related to the facility, $3 million in annual debt interest payments, plus the aforementioned gain. The operating savings arise primarily from RDA now having responsibility for only its proportionate share of the operating costs of the facility relating to the space it is renting.

       "This transaction is good news for Reader's Digest shareholders, employees and our local community," said Thomas O. Ryder, RDA Chairman and Chief Executive Officer. "For shareholders, it monetizes our largest non-productive asset and enables us to reduce overhead costs, debt and interest expense. For employees, it provides a way that we can stay in this location, avoiding the disruption of a potential move. And for the community, it ensures that we'll be able to remain here for a long time as an employer, taxpayer and active corporate citizen."

      RDA will take upwards of a year to "restack" the portions of the facility it will use and to move into the new space. This will include the familiar historic main building with its classic rotunda inspired by the architecture of Colonial Williamsburg.

      When Reader's Digest founders DeWitt and Lila Wallace opened the facility in 1939, it housed most of the company's employees. Today, the company is much more geographically diverse and has offices in many parts of the world. Diversification and the downsizing of some businesses have left the Pleasantville staff smaller than in the past, making it financially impractical to maintain the entire facility.

      Ryder added: "Given the options that we developed over a two-year review with our real-estate advisor, Cushman & Wakefield, we came to the conclusion that the best outcome would be to sell the property and convert the asset to cash - and at the same time to secure a long-term lease for those parts of the facility that we truly need. We engaged in a painstaking process that included contact with more than 400 companies and individuals interested in the property. We are delighted with the outcome and we welcome Greenfield Partners and Summit Development with great enthusiasm. "

      Felix Charney, Principal of Summit Development, said: "We are honored to become owners of this historic property and to have the opportunity to get to know Reader's Digest and the Westchester community. Reader's Digest is of course a global leader in publishing and direct marketing, but for 60-plus years it also has been a committed neighbor and good citizen in the Town of New Castle, and we look forward to doing our part to help extend this legacy into the future."

      Greenfield Partners, LLC is a private real estate investment management company headquartered in South Norwalk, Conn.

      Summit Development, LLC is a private real estate company based in South Norwalk, Conn.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world.
The company's main Web site is www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences.
Reader's Digest does not undertake to update any forward-looking statements.

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